Exhibit 10.31

CAPMARK FINANCIAL GROUP INC.

DISCRETIONARY BONUS PLAN

CAPMARK FINANCIAL GROUP INC. (the “Company”) hereby establishes this DISCRETIONARY BONUS PLAN (the “Bonus Plan”) in accordance with the terms provided herein.

Section 1.  Discretionary Bonus Pool Purpose.  The Company’s main purposes in providing the discretionary pool described within the Bonus Plan (the “Discretionary Bonus Pool”) include: (i) linking employee compensation to the Company’s annual and long-term goals and general success, (ii) aligning individual and Business Unit performance with the Company’s business plans, strategic initiatives and corporate policies (including but not limited to compliance with the Company’s ethics policies and applicable laws), (iii) promoting cooperation among and between the Company’s Business Units and (iv) providing an incentive compensation program that is competitive with market practices and opportunities with respect to the Company’s employees.

Section 2.  Effective Date.  This Bonus Plan shall first be effective for the Bonus Plan Year ending December 31, 2007.  The Bonus Plan will remain in effect from year to year (each calendar year shall be referred to herein as a “Bonus Plan Year”) until formally amended or terminated in accordance with Section 10.

Section 3.  Eligibility.  Each individual employed by the Company or one of its subsidiaries (collectively, “Capmark”) on a full-time basis as of September 1 of the Bonus Plan Year, who is a Capmark employee in good standing as of December 31 of that Bonus Plan Year and is employed by Capmark at the time that Discretionary Bonus Pool payments are made shall be eligible to participate in the Bonus Plan.  In addition, the Company’s Executive Vice President & Chief Administrative Officer (the “CAO”) may qualify any other employee of Capmark to be eligible for participation in the Bonus Plan.  Such qualified eligibility, if any, shall be set forth in writing by the CAO.  Notwithstanding anything to the contrary, the CEO and/or the CAO may in their sole discretion require any or all participants in the Bonus Plan to enter into a written agreement as a condition to receiving a Discretionary Bonus Pool payment, which agreement may include, inter alia, certain performance obligations, a deferred payment or vesting schedule, reimbursement or so-called “claw-back” provisions in favor of Capmark and such other terms and conditions as determined by the CEO and/or the CAO in their sole discretion.

Section 4.  Administration, Recommendations and Determinations.  Under the direction of the Company’s Chief Executive Officer (the “CEO”), the CAO shall administer the Discretionary Bonus Pool in accordance with guidance provided by the Executive Development and Compensation Committee of the Board of Directors (the “Committee”), including the process outlined in this Section 4 and Section 6 below and the calculations described in Section 5.  The Committee shall at all times retain the authority and discretion to reduce, increase, or eliminate the Discretionary Bonus Pool, and/or substitute any form of payment or award (e.g., common stock, restricted stock units, or other securities) pursuant to the Bonus Plan without regard to any particular factors specified herein.  The CAO shall interpret the Bonus Plan and make all determinations required to be made hereunder in his/her discretion; all such determinations shall be final, binding and conclusive, subject to any determination by the Committee.  In the event of a conflict between a CAO determination and a Committee determination, the latter shall be controlling.

(a)           As soon as practicable in the beginning of each Bonus Plan Year, the Committee shall review and approve (i) the Bonus Plan, (ii) the methodology for calculating the aggregate dollar value of the Discretionary Bonus Pool, and (iii) the projected aggregate payout under the Bonus Plan.  At such time, the Committee shall establish for the Bonus Plan Year preliminary targets for both the percentage of the projected Net Income (defined below) to be used in calculating the Discretionary Bonus Pool (the “Committee-Approved Percentage”) and the dollar value of the Discretionary Bonus Pool.

(b)           As soon as practicable after the end of each Bonus Plan Year, the CEO and the CAO shall present to the Committee their recommendations with respect to the applicable Discretionary Bonus Pool, including their calculations and rationale for such recommendations.  Taking into account the joint recommendation of the CEO and the CAO, the Committee shall determine in its sole discretion the final Committee-Approved Percentage and the actual dollar value of the Discretionary Bonus Pool for such Bonus Plan Year.

Section 5.  Calculations and Definitions.  The Discretionary Bonus Pool shall equal (1) the product of (i) the Committee-Approved Percentage multiplied by (ii) the sum of  (A) Adjusted Pre-Tax Net Income plus (B) Total Compensation Expense, minus (2) Fixed Compensation.  Capitalized terms used in this Section 5 not previously defined herein are defined below.  In algebraic terms:

(Committee-Approved Percentage) x ((Adjusted Pre-Tax Net Income) + (Total Compensation Expense)) –

Fixed Compensation = Discretionary Bonus Pool

For purposes of calculating the Discretionary Bonus Pool, the following terms shall have the meanings as set forth herein.  For purposes of the defined terms used herein, each reference to an item of revenue or expense shall be deemed to refer to the consolidated amount of such revenue or expense, as the case may be, of the Company and its subsidiaries for the applicable Bonus Plan Year.

Adjusted Pre-Tax Net Income shall mean an amount equal to Total Revenue minus Total Expenses before income tax provisions.

Total Revenue shall mean an amount equal to the adjusted revenue ; provided, however that revenue from extraordinary items, as determined by the Company’s Chief Financial Officer (the “CFO”) and approved by the CEO in their discretion will not be included in determining Total Revenue.

Total Expenses shall mean an amount equal to the adjusted expenses, including expense accruals, for the Bonus Plan Year; provided, however, that  the Company’s extraordinary expenses as determined by the CFO and approved by the CEO in their discretion will not be included in determining Total Expenses.

Total Compensation Expense shall mean an amount equal to the sum of (i) Fixed Compensation and (ii) the Discretionary Accrual for the Bonus Plan Year.

Discretionary Accrual shall mean the projected discretionary bonus expense.

Fixed Compensation shall mean an amount equal to sum of the following expenses (i) the aggregate base salary for all employees, (ii) all commission-related compensation and (iii) the aggregate cost of all employee benefits plans and programs.

Section 6.  Allocation of the Discretionary Bonus Pool.  The CEO will allocate a portion of the Discretionary Bonus Pool to each member of the Executive Committee (the “Executive”), creating a sub-pool for distribution by the Executive to eligible employees within his or her respective business unit (the “Allocation”).  The CEO will determine such Allocations taking into account in his sole discretion the following considerations: (i) the portion of the Company’s net income and return on equity attributable to each business unit, (ii) cost-saving, performance-enhancing contributions to the Company attributable to business units not expected to generate revenue, (iii) regulatory and risk-related factors, (iv) comparative data and other information about the markets in which the Company operates as applicable to each business unit and (v) such other facts and circumstances as the CEO determines to be relevant in his sole discretion.  It is understood that precise, reliable and objective information with respect to all of the foregoing considerations will not always be available for any given Bonus Plan Year and that the relative significance and weight of such considerations can and will vary from time to time and for each business unit.  In addition, the CEO will recommend to the Committee that a portion of the Discretionary Bonus Pool be paid to each Executive.  Taking into account such recommendations, the Committee will determine in its sole discretion the portion of the Discretionary Bonus Pool to be paid to each Executive.

Section 7.  Individual  Bonus Awards.  Each Executive will allocate his or her Allocation among all employees in his or her business unit (other than the Executive) who are eligible to participate in the Bonus Plan (each such amount, hereinafter referred to as an “Individual Bonus Award”).  Individual Bonus Awards shall be subject to review and approval by the CAO and the CEO.    Unless otherwise authorized by the Committee and directed by the CEO, once approved in accordance with the Bonus Plan, all Individual Bonus Awards and discretionary bonuses for each of the Executives shall be paid in cash within seventy five (75) days following the end of a Bonus Plan Year.  Notwithstanding anything to the contrary: (i) no Individual Bonus Award or any other payment pursuant to the Bonus Plan shall be, or deemed to be, earned by any individual prior to the time it is actually paid to such individual, (ii) no Executive or other employee of Capmark shall have any vested interest or entitlement to any payment or award of any portion of the Discretionary Bonus Pool prior to actual payment thereof and (iii) no Executive or other employee shall have any right to receive information concerning the deliberations of Capmark, including but not limited to deliberations involving the Committee, the CEO, the CAO or the CFO, with respect to Bonus Plan and the Discretionary Bonus Pool (including but not limited to the Allocations and the Individual Bonus Awards).

Section 8.  Impact on Benefit Plans.  Payments under the Bonus Plan shall not be considered as earnings for purposes of the Company’s qualified retirement plans or any such retirement or benefit plan unless specifically provided for and defined under such plans.

Section 9.  Termination.  No Individual Bonus Award or any other payment pursuant to the Bonus Plan shall be paid to any Executive or other employee who becomes separated from service with the Company prior to actual payment thereof.  Nothing in the Bonus Plan shall confer any right to any Executive or other employee to receive any payment under the Bonus Plan or otherwise, or to continue to be employed by the Company.

Section 10.  Amendment or Termination of this Bonus Plan.  The Company shall have the right to amend or terminate the Bonus Plan at any time by written action approved by the Committee.

Section 11.  Governing Law.  This Bonus Plan shall be governed by and interpreted in accordance with the internal laws of the State of Pennsylvania, without regard to its conflicts of law provisions.

Each of the undersigned has approved this Bonus Plan as of the 31st day of December, 2007.

(Signature page follows)

William F. Aldinger	Linda A. Pickles
Chief Executive Officer	Executive Vice President &
Chief Administrative Officer